Exhibit 99.1

December 11, 2009
FOR IMMEDIATE RELEASE
Investor Contact:  Mark Warren (205) 298-3220
Media Contact:  David Donaldson (205) 298-3220

VULCAN MATERIALS COMPANY ELECTS DIRECTORS

Birmingham, Ala. – Vulcan Materials Company (NYSE:VMC) announced today that Kathleen Wilson-Thompson (52) and James T. Prokopanko (56) have been elected directors of the Company.

Ms. Wilson-Thompson is currently senior vice president, global human resources for the Kellogg Company.  She joined Kellogg in 1992 as a senior attorney and has served in her current position since 2005.  In November, Walgreens, the nation’s largest drugstore chain with a market capitalization of approximately $38 billion, announced that Ms. Wilson-Thompson will join that company in January 2010 as senior vice president and chief human resources officer. Ms. Wilson-Thompson was named by Black Enterprise magazine in 2009 as one of its “Top 100 Most Powerful Executives in Corporate America.” She serves on the NAACP Special Contributions Fund Board of Trustees.

Mr. Prokopanko is president and chief executive officer of The Mosaic Company, one of the world's leading producers of concentrated phosphate and potash crop nutrients.  Mosaic has a market capitalization of approximately $27 billion.  Prior to his election to his current position in 2007, Mr. Prokopanko was Mosaic’s executive vice president and chief operating officer.  Mr. Prokopanko has been a director of The Mosaic Company since 2004.

“We are very pleased that Kathleen Wilson-Thompson and Jim Prokopanko have agreed to join Vulcan’s board,” said Don James, chairman and chief executive officer of Vulcan Materials Company.  “Kathleen and Jim are outstanding and experienced leaders making significant contributions to the success of large, dynamic, publicly traded companies.  We look forward to working with them in the years ahead and to their contributions as members of our board.”

With the addition of Ms. Wilson-Thompson and Mr. Prokopanko, Vulcan’s twelve-member board consists of eleven outside directors.

Vulcan Materials Company, a member of the S&P 500 index, is the nation's foremost producer of construction aggregates and a major producer of other construction materials. For additional information see www.vulcanmaterials.com.

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